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                                                              EXHIBIT 10.2a

               SCHEDULE OF AIRLINE CUSTOMER SERVICES AGREEMENTS
                          MATERIALLY DIFFERENT TERMS


        * Confidential portion has been omitted and filed separately with the Commission.

        The following are material terms of certain airline customer services agreements, a form of which may be found in Exhibit 10.2.

        A. Airline Customer Services Agreement with Delta Air Lines, Inc. dated as of July 18, 1995.

         Section 4.1: The Initial Term of the Agreement from January 1, 1995, until the later of: January 31, 1996; or the date on which the third edition of the Catalog has been continually distributed aboard the Delta Fleet for three consecutive months.

         Section 5.1: SkyMall shall produce three or more editions of the Catalog each year, each between 24 and 150 pages but not weighing more than 12 ounces.

         Section 5.1.2: In each edition of the Catalog, (a) up to four pages shall be devoted to Delta's Trademarked Merchandise and Delta's Services and (b) up to four pages may be devoted to Delta's airline route map (collectively, the "Delta Pages"). SkyMall shall provide the Delta Pages at cost to Delta pursuant to the Delta Pages Reimbursement Formula set forth in Exhibit A.

         Section 5.2.1: SkyMall shall deliver the Catalogs to Delta's facilities at up to three Delta hub locations (the "Delta Hubs").

         Section 6.1.5:  Subject to proper identification and to
         participation by SkyMall vendors, SkyMall will allow Delta employees a
         * % discount on merchandise and services purchased for personal use.

         Section 6.3: SkyMall will provide a liaison to Delta to provide direct assistance, orientation, and problem solving relating to operation of the SkyMall Program with Delta (the "SkyMall Liaison").

         Section 6.7.1: SkyMall may include in its shipment, at no cost to Delta, Delta promotional inserts weighing less than two ounces.

         Section 6.7.2:  SkyMall may add to its standard order
         processing scripts unique Delta scripts of up to 15 seconds for any compatible promotion Delta chooses.

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        *   Confidential portion has been omitted and filed separately with the Commission.

         Section 8.1:    SkyMall will pay a monthly sales commission
         (the "Sales Commission") to Delta equal to the greater of (a) $ * or
         (b)(1) * % of Net Sales (as defined in Exhibit B) plus (2) * % of Net Sales to Delta employees.

         Section 8.2: SkyMall agrees to pay Delta interest at a rate of 12 percent per annum (1 percent per month) on all payments not paid within 30 days after their due date.

         Section 9: On each anniversary of this Agreement the Parties will review and adjust for the new year, if necessary, any cost or expense formulas in this Agreement including, without limitation, the Delta Pages Reimbursement Formula and the calculation of Net Sales, to cover any increase or decrease in actual costs or expenses of more than 5%.

         Section 18.15: This Agreement is executed on July 18, 1995 to be effective retroactive to January 1, 1995.

         Exhibit A:      Delta's reimbursement to SkyMall = SkyMall's CPPPC
         [cost per page per catalog] X Number of Delta Pages X Number of Catalogs printed

B. Airline Customer Services Agreement with USAIR Group, Inc. dated as of May 1, 1995.

         Section 4.1:    The Initial Term from May 1, 1995, through
         April 30, 1996.

         Section 5.1: SkyMall will produce, at its expense, three or more editions of the Catalog each year, each between 24 and 150 pages but not weighing more than 12 ounces.

         Section 5.1(b): If Airline requests, up to 4 pages in each Catalog (the "Airline Pages") may be devoted to Airlines, with 2 pages devoted to Airline's logo and general service information and 2 pages devoted to Airline's Trademarked Merchandise or Airline's Services.

         Section 5.2(a): SkyMall will deliver the Catalogs to Airline's facilities at Airline's four hub locations (the "Airline Hubs").

         Section 6.1(f): Subject to proper identification, SkyMall will allow Airline employees a * % discount on merchandise and services to the extent permitted by SkyMall's vendors.

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        *   Confidential portion has been omitted and filed separately with the Commission.

         Section 8.1:    Effective May 1, 1995, SkyMall will pay
         annually a $ * cabin service fee and a $ * fuel burn fee for a total of $ * per year. This will be paid in monthly increments of $ * effective May 1995 Sales Commission payments. Effective September 1, 1995, SkyMall will also pay Airline * % of Net Sales commencing with the September 1995 Sales Commissions payments.

         Section 9: On each anniversary of this Agreement the Parties will review and adjust for the new year, if necessary, any cost or expense formulas in this Agreement, to cover any increase or decrease in actual costs or expenses of more than 5%.

         Section 18.15: This Agreement is executed on August 8, 1995 to be effective retroactive to May 1, 1995.

         AMENDMENT dated August 30, 1996:

         The new terms of Agreement will commence once SkyMall has made payment in full of all past due commission payments of approximately $300,000 (amount to be calculated exactly prior to payment) to USAir prior to boarding the Holiday catalog on or before Nov. 1, 1996.

         Agreement shall run on an issue by issue basis for one year subject to SkyMall performance to USAir standards and timely payment of scheduled commission payments.

         Effective with the term of this Agreement, SkyMall agrees to make bi-weekly commission payments to USAir.

         SkyMall agrees that if a commission payment is missed, catalogs will be pulled from all USAir aircraft and the Agreement shall be terminated immediately.

         SkyMall agrees to print the 1996 Holiday issue of the USAir catalog with a new cover per instructions from USAir Advertising.

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